EXHIBIT 4.2

SECURITY OFFERING ESCROW AGREEMENT

These Escrow Instructions are given by Rokwader, Inc., a Delaware corporation (the "Company") to City National Bank, a national banking association ("Escrow Holder").

1.
OFFERING: The Company desires to offer to subscribers a minimum of 300,000 and a Maximum of 700,000 shares of common stock at a price of $ .75 per share, payable $ 225,000 and $525,000, respectively, in cash, as more particularly set forth in a Prospectus dated       , 20  , a copy of which has been delivered to Escrow Holder (the "Disclosure Document"). Escrow Holder is not to be concerned with the Disclosure Document, except as specifically set forth below.

2.
ESTABLISHMENT OF THE ESCROW: Escrow Holder will open one or more escrow accounts (the "Escrow"), and the Company will deliver to Escrow Holder from time to time for deposit into the Escrow the full amount of each payment received from each subscriber (the "Subscription Price"), together with a full copy of the Subscription Agreement executed by such subscriber, showing the name, address and taxpayer identification number of such subscriber, the number of shares subscribed for and the amount paid therefore and an I.R.S. Form W-9 completed and executed by each subscriber. Escrow Holder shall have no obligation to accept monies, documents or instructions from any party other than the Company with respect to the Escrow. All monies so deposited will be in the form of a subscriber's personal check in favor of "City National Bank - Rokwader, Inc.”. Should any such check be returned to Escrow Holder as uncorrectable for any reason, Escrow Holder will charge the amount of such unpaid check to Escrow, notify the Company of the amount of such return check, the name of the subscriber and the reason for return, and hold such check subject to further instructions from the Company. Escrow Holder will hold all monies and other property in the escrow free from any lien, claim or offset, except as set forth herein, and such monies and other property shall not become the property of the Company, nor subject to the debts thereof, unless the conditions set forth in these instructions to disbursement of such monies to the Company have been fully satisfied.

3.
INVESTMENT: All funds will be held by Escrow Holder in a Money Market Investment Account bearing interest at Escrow Holder's then applicable rate. No funds will earn interest until Escrow Holder receives an I.R.S. Form W-9 completed and executed by the Company and the subscriber's check has been collected in good funds.

4.
(a) CANCELLATION BY THE COMPANY: The Company may reject or cancel any subscription in whole or in part. If the Subscription Price for such rejected or cancelled subscription has been delivered to Escrow Holder, the Company will inform Escrow Holder of the rejection or cancellation, and Escrow Holder upon receiving such notice will refund to the subscriber the Subscription Price.

(b) CANCELLATION BY SUBSCRIBERS: All Subscriptions are irrevocable, and no subscriber will have any right to cancel or rescind the subscription, except as required under the law of any jurisdiction in which the shares are sold.

5.	CLOSING: The Escrow will remain open until the earliest to occur of the following (the "Closing Date"):

(a) Receipt by Escrow Holder of the Subscription Price for at least 300,000 shares (the "Minimum Subscriptions"), together with a written instruction from the Company that the Escrow be closed; or

(b) Five o'clock P.M. on , 2008, provided that the Company may extend the Closing Date by written instruction to Escrow Holder, but in no event later than ___________.

If upon the Closing Date, Escrow Holder has received the Subscription Price for at least the Minimum Subscription, Escrow Holder will disburse all monies, instruments and other documents in the Escrow, to the Company or as otherwise instructed by the Company as soon as the Subscription Prices for the Minimum Subscriptions have been collected in good funds. Thereafter, the Escrow will remain open for the sole purpose of depositing therein the Subscription Prices for additional shares subsequently sold by the Company, which Escrow Holder will disburse to the Company or as instructed by the Company, provided that in no event shall the Escrow remain open after Escrow Holder has received and disbursed the Subscription Prices for        shares. If, upon the Closing Date, Escrow Holder has not received the Subscription Prices for al least the minimum Subscriptions, or if, subsequent to the Closing Date, checks are returned unpaid such that Escrow Holder no longer holds the Subscription Prices for the Minimum Subscription in the Escrow, Escrow Holder will refund all the monies in the Escrow, to the subscribers without further notice to the Company. Under no circumstances will Escrow Holder be required to disburse any monies until the check therefore has been collected in good funds.

6.
INSTRUCTIONS AND AMENDMENTS: All notices and instructions to Escrow Holder must be in writing and may be delivered personally or mailed, certified or registered mail, return receipt requested, addressed to City National Bank, 555 South Flower Street, 12th Floor, Los Angeles, CA 90071 Attention: Sue Behning/VP, Trust Officer/Wealth Management Services - TRUST DEPARTMENT, as provided in section 12 of these escrow instructions. All such notices and instructions will be deemed given when received by Escrow Holder, as shown on the receipt therefore. All Instructions from the Company will be signed by Yale Farar or Mitchell Turk. Unless otherwise provided herein, these instructions may be amended or further instructions given only to the extent that such amendments or instructions are consistent with, and do not add materially to, the description of the Escrow contained in the Disclosure document, unless consented to in writing by all subscribers whose Subscription Prices have been received by Escrow Holder therefore and unless disclosed to all subscribers thereafter.

7.
FEES: Escrow Holder shall be entitled to an initial, non refundable, set-up fee of $2,000 payable concurrently with its acceptance, and upon opening of this Escrow, plus actual expenses incurred in performing its duties hereunder. The Company will pay Escrow Holder's fees and expenses provided that upon the close of the escrow, Escrow Holder may withhold from any amounts disbursed to the Company the amount of its then earned but unpaid fees and expenses. Fees will be charged pursuant to the fee schedule attached hereto and incorporated herein by reference.

8.	EXCULPATION: Escrow Holder will not be liable for:

(a)	The genuineness, sufficiency, correctness as to form, manner of execution or validity of any instrument deposited in the Escrow, nor the identity, authority or rights of any person executing the same.

(b)	Any misrepresentation or omission in the Disclosure Document or any failure to keep or comply with any of the provisions of any agreement, contract, or other instrument referred to therein; or

(c)	The failure of the Company to transmit, or any delay in transmitting any subscriber's Subscription Price to Escrow Holder.

Escrow Holder's duties hereunder shall be limited to the safekeeping of monies, instruments or other documents received by the Escrow Holder into the Escrow, and for the disposition of same in accordance with this Escrow Agreement and any further instructions pursuant to this Escrow Agreement.

9.
INTERPLEADER: In the event conflicting demands are made or notices served upon Escrow Holder with respect to the Escrow, Escrow Holder shall have the absolute right at its election to do either or both of the following:

(a)	Withhold and stop all further proceedings in, and performance of, this escrow; or

(b)
File a suit in interpleader and obtain an order from the court requiring the parties to litigate their several claims and rights among themselves. In the event such interpleader suit is brought, Escrow Holder shall be fully released from any obligation to perform any further duties imposed upon it hereunder, and the Company shall pay Escrow Holder all costs, expenses and reasonable attorney's fees expended or incurred by Escrow Holder, (or allocable to its in-house counsel), the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit.

10.
INDEMNITY: The Company further agrees to pay on demand, and to indemnify and hold Escrow Holder harmless from and against, all cost, damages, judgments, attorney's fees, expenses, obligations and liabilities of any kind or nature which, in good faith, Escrow Holder may incur or sustain in connection with or arising out of the Escrow and Escrow Holder is hereby given a lien upon all the rights, titles, interest of the Company in monies and other property deposited in the Escrow, to protect Escrow Holder's rights and to indemnify and reimburse Escrow Holder under these Escrow Instructions.

11.
RESIGNATION OF ESCROW HOLDER: Escrow Holder may resign herefrom upon fourteen (14) days' written notice to the Company and shall thereupon be fully released from any obligation to perform any further duties imposed upon it hereunder. Escrow Holder will transfer all files and records relating to the Escrow to any successor escrow holder upon receipt of a copy of executed escrow instructions designating such successor.

12.
E-MAIL/FACSIMILE: The Company agrees that Escrow Holder may, but need not, honor and follow instructions, amendments or other orders ("orders") which shall be provided by electronic transmission ("e-mail") to Escrow Holder in connection with this escrow and may act thereon without further inquiry and regardless of by whom or by what means the actual or purported signature of the Company may have been affixed thereto if such signature in Escrow Holder's sole judgment is an authorized signature of the Company. The Company indemnifies and holds Escrow Holder free and harmless from any and all liability, suits, claims or causes of action which may arise from loss or claim of loss resulting from any forged, improper, wrongful or unauthorized e-mail or faxed order. The Company agrees to pay all attorney fees and cost incurred by Escrow Holder (or allocable to its in-house counsel), in connection with said claim(s).

13.	OTHER:

(a)	Time is of the essence of these and all additional or changed instructions.

(b)
These Escrow Instructions may be executed in counterparts, each of which so executed shall, irrespective of the date of its execution and delivery, be deemed an original, and said counterparts together shall constitute one and the same instrument.

(c)	These Escrow Instructions shall be governed by, and shall be construed according to, the laws of the State of California.

(d)
The Company will not make any reference to City National Bank in connection with the Offering except with respect to its role as Escrow Holder hereunder, and in no event will the Company state or imply the Escrow Holder has investigated or endorsed the offering in any manner whatsoever.

(e)
Important Information About Procedures for Opening a New Account: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for Principal/Company: Upon opening an account, CNB will ask for Principal’s/Company’s name, address, date of birth (if an individual), and other information that will allow CNB to identify the Principal/Company. CNB may also ask to see the Principal’s/Company’s driver’s license (if an individual) or other identifying documents.

IN WITNESS WHEREOF, The parties have executed these Escrow Instructions as of the date set forth besides such parties' signature below.

"COMPANY” Name	ROKWADER, INC.
	Address:	23950 Craftsman Road, Calabasas, CA 91302
	Telephone Number:	(818) 224-3675
	Fax Number:	(818) 591-1612
By:
	Its	President
Date:

"ESCROW HOLDER” CITY NATIONAL BANK, a national banking
Association

By:
Its
Date: